Baldwin & Lyons, Inc.                                                                                                                                                                                                                                                                                                                                                                                                                                                August 4, 2016
Unaudited Second Quarter Financial Statements                                                                                                                                                                                                                                                                                                                                                                          Investor Contact:  William Vens
                                                                                                                                                                                                                                                                                                                                                                                                                                                                                       (317) 429-2554
                                                                                                                                                                                                                                                                                                                                                                                                                                                           investors@baldwinandlyons.com

BALDWIN & LYONS ANNOUNCES RESULTS FOR THE QUARTER AND SIX MONTHS

Carmel, Indiana, August 4, 2016—Baldwin & Lyons, Inc. (NASDAQ: BWINA, BWINB) today announced second quarter after tax operating income, defined as net income before investment gains and losses, of $5.8 million, or $.39 per share, for the second quarter of 2016 compared to $6.5 million, or $.43 per share, during the second quarter of 2015.  Net investment gains for the second quarter of 2016 were $0.2 million after tax, or $.01 per share, compared to net investment losses of $0.8 million, or $.05 per share, in the same quarter of 2015.  In total, net income for the quarter was $6.0 million, or $.40 per share, which compares to $5.7 million, or $.38 per share, for the prior year's second quarter.
After tax operating income for the first six months of 2016 totaled $14.0 million, or $.93 per share, compared to $10.3 million, or $.68 per share, for the prior year period.  Net investment gains for the six months of 2016 were $6.0 million after tax, or $.40 per share, compared to net investment gains of $1.7 million, or $.11 per share, during the same period of 2015.  In total, net income of $20.1 million, or $1.33 per share, compares to $12.0 million, or $.79 per share, for the prior year period.
Premium written by the Company's insurance subsidiaries for the current quarter was a record $100.0 million, 7.8% higher than the $92.8 million written during the second quarter of 2015.  The increase was driven by the continued strong performance of the Company's core Fleet Transportation products.  Premium written for the six months of 2016 totaled a record $196.2 million, 3.4% higher than the $189.8 million written during the first six months of 2015, with product group increases and decreases similar to those experienced in the second quarter.
Net premium earned for the second quarter of 2016 was $68.7 million, 5.0% higher than last year's second quarter total, driven by a 13.6% increase in premium earned from Fleet Transportation products, partially offset by declines in discontinued products.  For the six months, earned premium increased 2.8% to a record six month total of $135.6 million.
Underwriting operations produced a consolidated combined ratio for the second quarter of 92.7%, before consideration of fee income.  Including fee income, underwriting income was $5.3 million, producing a combined ratio of 92.2%.  The Property and Casualty Insurance segment combined ratio was 91.5%, including fee income, and the Reinsurance segment combined ratio was 109.3%.  For the six months, the consolidated combined ratio was 90.8% before consideration of fee income, and 90.3% including fees, producing $13.3 million in pre-tax underwriting income.  The Property and Casualty Insurance segment combined ratio was 89.1%, including fee income, and the Reinsurance segment combined ratio was 112.7%.
Pre-tax investment income increased 22% compared to the second quarter of 2015 reflecting higher average bond and dividend yields and increases in average funds invested resulting from positive cash flow, including $20.8 million in positive cash flow this quarter.  For the six months, pre-tax investment income increased 22% compared to the prior year period as well.

Book value per share on June 30, 2016 of $26.80 increased $.39 per share during the second quarter, including the payment of $.26 per share in regular cash dividends.  For the six months ended June 30, 2016, book value per share has increased $.55 after the payment of cash dividends to shareholders totaling $.52 per share.  The combination of the increase in book value and dividends represents a 4.1% total return on beginning book value for the six months.

Conference Call Information:
Baldwin & Lyons, Inc. has scheduled its quarterly conference call for Thursday, August 4, 2016, at 11:00 AM ET (New York time) to discuss results for the second quarter ended June 30, 2016.
To participate via teleconference, investors may dial 1-888-481-2877 (U.S./Canada) or 1-719-325-2428 (International or local) at least five minutes prior to the beginning of the call.  A replay of the call will be available through August 11, 2016 by calling 1-877-870-5176 or 1-858-384-5517 and referencing passcode 4413514.  Investors and interested parties may also listen to the call via a live webcast, accessible on the company's web site via a link at the top of the main Investor Relations page.  To participate in the webcast, please register at least fifteen minutes prior to the start of the call.  The webcast will be archived on this site until January 28, 2017.  The webcast may be accessed directly at: http://public.viavid.com/player/index.php?id=119902.
Also available on the investor relations section of our web site are complete interim financial statements and copies of our filings with the Securities and Exchange Commission.

Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties.  Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.

Financial Highlights (unaudited)
Baldwin & Lyons, Inc. and Subsidiaries
(In thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30		June 30
	2016	2015	2016	2015

Operating revenue	$73,738	$69,848	$145,451	$140,406
Net investment gains (losses)	280	(1,166)	9,292	2,577

Total revenue	$74,018	$68,682	$154,743	$142,983

Operating income	$5,787	$6,476	$14,041	$10,286
Net investment gains (losses),
net of federal income taxes	182	(758)	6,040	1,675

Net income	$5,969	$5,718	$20,081	$11,961

Per share data - diluted:
Average number of shares	15,084	15,025	15,084	15,025

Operating income	$.39	$.43	$.93	$.68
Net investment gains (losses)	.01	(.05)	.40	.11

Net income	$.40	$.38	$1.33	$.79

Dividends paid to shareholders	$.26	$.25	$.52	$.50

Comprehensive income, net of tax
Net income	$5,969	$5,718	$20,081	$11,961
Unrealized net gains (losses) on securities	3,800	(162)	(4,250)	974
Foreign currency translation adjustments	124	106	543	(673)
Comprehensive income	$9,893	$5,662	$16,374	$12,262

Annualized:
Total Value Creation [1]	9.8%	5.7%	8.2%	6.1%

Return on average shareholders' equity:
Operating income	6.3%	7.4%	7.7%	5.9%
Net income	6.5%	6.5%	11.1%	6.8%

Consolidated combined ratio of
insurance subsidiaries (GAAP basis):
Without fee income	92.7%	90.1%	90.8%	93.0%
Including fee income	92.2%	89.5%	90.3%	92.4%

[1] Total Value Creation is the summation of the change in book value plus dividends paid divided by beginning book value.